Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the Administrative Committee of the
Mindspeed Technologies, Inc. Retirement Savings Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-106148) on Form S-8 of Mindspeed Technologies, Inc. of our report dated April 14, 2005, with respect to the statements of net assets available for benefits of Mindspeed Technologies, Inc. Retirement Savings Plan as of December 31, 2004 and 2003, the related statements of changes in net assets available for benefits for the year ended December 31, 2004 and the period July 1, 2003 (inception) though December 31, 2003, and the related supplemental schedule of Schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K of Mindspeed Technologies, Inc. Retirement Savings Plan.

/s/ Lesley, Thomas, Schwarz & Postma, Inc.

Lesley, Thomas, Schwarz & Postma, Inc.
A Professional Accountancy Corporation

Newport Beach, California
June 1, 2005